Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports Third Quarter 2018 Net Income of $4.0 Million
and Announces Quarterly Dividend of $0.13 per Share

•
Net income for the quarter ended September 30, 2018 totaled $4.0 million, or $0.49 per diluted share, a 44.8% increase compared with $2.8 million, or $0.34 per diluted share, for the same period in 2017. Net income for the nine months ended September 30, 2018 totaled $11.7 million, or $1.41 per diluted share, a 44.1% increase compared with $8.1 million, or $0.98 per diluted share, for the same period in 2017.

•
Gross loans outstanding at September 30, 2018, excluding loans held for sale, totaled $1.08 billion, an increase of $74.9 million, or 9.9% annualized, compared with the December 31, 2017 balance totaling $1.01 billion. In a year-over-year comparison, gross loans outstanding at September 30, 2018 increased 10.6% over September 30, 2017.

•	Deposits totaled $1.43 billion at September 30, 2018, growing 17.2%, compared with the December 31, 2017 balance totaling $1.22 billion.

•
Net interest income for the quarter ended September 30, 2018 totaled $12.7 million, an increase of 14.6% over the quarter ended September 30, 2017, which totaled $11.1 million. Net interest income for the nine months ended September 30, 2018 totaled $36.7 million, a 14.7% increase compared with $32.0 million for the same period in 2017. Net interest margin, on a taxable-equivalent basis, totaled 3.28% for the third quarter in 2018 compared with 3.32% for the second quarter of 2018 and 3.31% for the third quarter of 2017. Net interest margin, on a taxable-equivalent basis, totaled 3.29% for the nine months ended September 30, 2018 compared with 3.34% for the same period in 2017.

•
The Board of Directors declared a cash dividend of $0.13 per common share, payable November 5, 2018, to shareholders of record as of October 29, 2018, an 8.3% increase over the dividend declared in October, 2017.

•	On October 1, 2018, the acquisition of Mercersburg Financial Corporation and its wholly-owned subsidiary, First Community Bank of Mercersburg, was completed.

SHIPPENSBURG, PA (October 17, 2018) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the three and nine months ended September 30, 2018. Net income totaled $4.0 million for the third quarter of 2018, increasing 44.8% compared with $2.8 million for the same period in 2017. Net income for the nine months ended September 30, 2018 totaled $11.7 million, increasing 44.1% compared with $8.1 million for the same period in 2017. Diluted earnings per share totaled $0.49 and $1.41 for the quarter and nine months ended September 30, 2018, compared with $0.34 and $0.98 for the same periods in 2017. Earnings in the third quarter of 2018 continued to reflect increased interest income from expanding loan and investment portfolios in an increased rate environment, partially offset by increases in interest expense.

Thomas R. Quinn, Jr., President & CEO, commented, “We continued to see loan and deposit growth in the third quarter, although at a slightly slower pace.  We are also excited by the addition of the Olde Hickory branch, our newest full service location in Lancaster County, which is already off to an outstanding start.  Finally, on October 1, 2018, we closed on the Mercersburg Financial Corporation transaction and look forward to the contributions from our newest team members as we further strengthen our base in Franklin County.”

MERGER COMPLETION

On October 1, 2018, the Company completed its acquisition of Mercersburg Financial Corporation ("Mercersburg") and its banking subsidiary, First Community Bank of Mercersburg, expanding the Company's operations in Franklin County, Pennsylvania. On a proforma basis, the combined company is expected to have approximately $1.9 billion in total assets.

OPERATING RESULTS

Net Interest Income

Increases in net interest income for the quarter and nine months ended September 30, 2018 compared with 2017 were the principal driver of increases in net income for those periods. Net interest income totaled $12.7 million in the third quarter of 2018, a 14.6% increase compared with $11.1 million for the same period in 2017. Net interest income totaled $36.7 million for the nine months ended September 30, 2018, a 14.7% increase compared with $32.0 million for the same period in 2017. Net interest margin on a taxable-equivalent basis totaled 3.28% for the third quarter of 2018, compared with 3.32% for the second quarter of 2018 and 3.31% for the third quarter of 2017. Net interest margin on a taxable-equivalent basis totaled 3.29% for the nine months ended September 30, 2018, compared with 3.34% for the same period in 2017.

Taxable-equivalent yields on interest-earning assets and costs of interest-bearing liabilities both increased from 2017 to 2018, reflecting the increased interest rate environment between years. The change in our statutory tax rate, from 34% in 2017 to 21% in 2018 under the Tax Cuts and Jobs Act of 2017, was the principal factor in the decrease in net interest margin on a taxable-equivalent basis from 2017 to 2018. In addition, the Company has been gradually increasing rates paid on interest-bearing deposits in response to market demand.

Provision for Loan Losses

The provision for loan losses totaled $200 thousand in the third quarter of 2018, compared with $100 thousand for the same period in 2017. For the nine months ended September 30, the provision for loan losses in 2018 totaled $600 thousand, compared with $200 thousand in 2017. The Company has experienced loan portfolio growth, as well as the benefit of favorable historical charge-off statistics and generally stable economic and market conditions for the last several years. These key factors were included in the quantitative and qualitative considerations used by management in the determination of the provision expense required to maintain an adequate allowance for loan losses.

Additional loan portfolio growth and changes in historical charge-off statistics are factors that may result in the need for a determination of additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income for the quarter ended September 30, 2018, excluding securities gains, totaled $5.5 million compared with $4.7 million in 2017. For the nine months ended September 30, noninterest income in 2018, excluding securities gains, totaled $15.8 million, a $1.8 million increase, or 12.7%, compared with $14.0 million in 2017.

Trust, investment management and brokerage income for the quarter and nine months ended September 30 increased $148 thousand and $522 thousand, respectively, year over year. Additional revenues have been generated due to overall market value increases as well as increased transactions activity in brokerage sales. The nine month comparison also reflects increased estate fees recognized in 2018 compared with 2017.

Mortgage banking income for the quarter and nine months ended September 30 decreased $62 thousand and $64 thousand, respectively, year over year. Income in 2018 continued to reflect decreased refinancing activity due to rising mortgage rates and a shortage in available housing inventory.

Other income increased $567 thousand and $1.1 million in comparing the quarter and nine months ended September 30, from 2017 to 2018. Increases in the third quarter of 2018 included additional gains on SBA loan sales and death benefit proceeds from life insurance contracts. Increases for the nine months in 2018 also included an increase in loan transaction fees from the second quarter of 2018.

Investment securities gains totaled $29 thousand and $891 thousand for the quarter and nine months ended September 30, 2018, compared with $533 thousand and $1.2 million for the same periods in 2017. At times, the Company may impact earnings through realized gains or losses on securities as opportunities become available to reposition part of its investment portfolio under asset/liability management strategies or to improve responsiveness of the portfolio to interest rate conditions, while also considering funding requirements of anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $13.3 million and $39.7 million for the quarter and nine months ended September 30, 2018, compared with $13.1 million and $37.7 million for the corresponding 2017 periods.

The principal drivers of increases in noninterest expenses in comparing these periods were salaries and employee benefits, and costs associated with the Company's expanded presence in Lancaster County, Pennsylvania, as branch banking locations were added in the second and third quarters of 2017 and third quarter of 2018. The Company also incurred start-up expenses in the third quarter of 2018 for additional Lancaster County branch locations which will open in the fourth quarter. In the third quarter of 2017, the Company also expanded its lending activities in York County, Pennsylvania, with the addition of two lenders focused in that region. Advertising and bank promotions expense decreased from 2017 to 2018, reflecting the increased activity in 2017 in connection with branch openings. New branch location openings in Lancaster County in the fourth quarter of 2018 are expected to increase costs in all these expense categories. Merger related expenses in the quarter and nine months ended September 30, 2018 also were a contributor to increases year-over-year.

Salaries and employee benefits totaled $7.6 million and $23.5 million for the quarter and nine months ended September 30, 2018, compared with $7.5 million and $22.4 million for the same periods in 2017. A higher level of expense has been incurred over the last several quarters for additional employees as a result of the Company's new branches and overall expansion efforts, annual merit increases, increased incentive compensation, and incremental expense for additional share-based awards granted in 2018, net of the benefit of forfeitures. The Company has benefited in 2018 from reduced costs associated with its self-insured group health plan due to improving claims experience.

Professional services totaled $576 thousand and $1.5 million for the quarter and nine months ended September 30, 2018, compared with $945 thousand and $1.9 million for the same periods in 2017. In the third quarter of 2017, the Company incurred indemnification costs, totaling $508 thousand, to several professional service providers in connection with previously disclosed outstanding litigation against the Company.

The Company incurred merger costs totaling $319 thousand and $473 thousand for the quarter and nine months ended September 30, 2018, principally legal and professional fees, in connection with the acquisition of Mercersburg.

Other line items within noninterest expenses showed fluctuations attributable to normal business operations between 2018 and 2017.

Income Taxes

Income tax expense totaled $644 thousand and $1.5 million for the quarter and nine months ended September 30, 2018, compared with $376 thousand and $1.3 million for the same periods in 2017. The effective tax rate for the nine months ended September 30, 2018 was 11.5%, compared with 14.0% for the nine months ended September 30, 2017. The Company's effective tax rate is significantly less than the federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and earnings on the cash value of life insurance policies, as well as tax credits. The decrease in the effective tax rate from 2017 to 2018 is principally due to the decrease in the Company's federal statutory rate, which changed from 34% to 21% effective January 1, 2018, under the Tax Cuts and Jobs Act of 2017.

FINANCIAL CONDITION

Assets totaled $1.72 billion at September 30, 2018, an increase of $161.9 million from $1.56 billion at December 31, 2017 and an increase of $187.2 million from September 30, 2017. The principal growth components were loans (summarized in the following table), which increased $74.9 million, or 7.4% (9.9% annualized) from $1.01 billion at December 31, 2017 to $1.08 billion at September 30, 2018 and increased $103.7 million, or 10.6%, year-over-year, and securities available for sale, which increased $74.0 million from December 31, 2017 to September 30, 2018 and $67.9 million year-over-year. The primary source of funding for the year-over-year increases in loans and securities available for sale was deposit growth of $212.4 million, which also enabled an overall decrease in borrowings of $26.6 million and a $18.5 million increase in cash and cash equivalents.

The following table presents loan balances, by loan class within segments, at September 30, 2018, December 31, 2017 and September 30, 2017.

(Dollars in thousands)	September 30, 2018	December 31, 2017	September 30, 2017

Commercial real estate:
Owner occupied	$119,056	$116,811	$117,687
Non-owner occupied	249,529	244,491	231,111
Multi-family	75,314	53,634	52,118
Non-owner occupied residential	84,598	77,980	76,763
Acquisition and development:
1-4 family residential construction	10,217	11,730	10,214
Commercial and land development	33,735	19,251	24,219
Commercial and industrial	127,011	115,663	107,998
Municipal	39,429	42,065	50,533
Residential mortgage:
First lien	167,178	162,509	155,811
Home equity – term	10,513	11,784	12,506
Home equity – lines of credit	135,578	132,192	129,911
Installment and other loans	32,783	21,902	12,349
	$1,084,941	$1,010,012	$981,220

The Company continues to grow in both its legacy and newer markets through its expanded sales force. Loan portfolio growth was experienced in nearly all loan segments from December 31, 2017 to September 30, 2018, with the largest dollar increase in the commercial real estate segment, growing $35.6 million, or 7.2%, during the period. Partially offsetting 2018 growth in commercial real estate loans was the payoff of loans in connection with a business ownership transition and settlement of a nonaccrual loan in the second quarter of 2018. Acquisition and development loans grew $13.0 million, or 41.9%, as the need for new construction financing has increased in the market. Commercial and industrial loans grew $11.3 million, or 9.8%, and reflected the Company's emphasis on growing this segment to increase diversification of its loan portfolio. Year-over-year, dollar growth in the loan portfolio was principally in the commercial real estate and commercial and industrial segments. Year-over-year dollar growth in installment and other loans was principally attributable to purchases of automobile financing loans as the Company continued to increase diversification in the portfolio.

The Company has continued to increase both noninterest-bearing and interest-bearing deposit relationships from enhanced cash management offerings delivered by its expanded sales force. Total deposits grew $209.7 million, or 17.2% from $1.22 billion at December 31, 2017 to $1.43 billion at September 30, 2018 due principally to growth in interest-bearing accounts. Approximately one-fourth of the growth in interest-bearing accounts occurred as certain larger depository relationships, previously enrolled in the Company's repurchase agreement program included in short-term borrowings, were enrolled in a program provided through a third party which provides full FDIC insurance on deposit amounts by exchanging or reciprocating larger depository relationships with other member banks. Year-over-year deposit growth totaled $212.4 million, or 17.5%, with growth principally in interest-bearing relationships.

Shareholders’ Equity

Shareholders’ equity totaled $145.6 million at September 30, 2018, an increase of $792 thousand, or 0.5%, from $144.8 million at December 31, 2017. The increase in net income for the nine months of 2018 was offset by dividends declared on common stock and by a decrease in accumulated other comprehensive income (loss) from changes in unrealized gains and losses in securities available for sale.

Asset Quality

The allowance for loan losses totaled $13.8 million at September 30, 2018, compared with $12.8 million at both December 31, 2017 and September 30, 2017. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.27% at September 30, 2018. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that the increase between periods in the allowance for loan losses is adequate for the increasing loan portfolio.

Nonperforming and other risk assets, consisting of nonaccrual loans, other real estate owned, restructured loans still accruing and loans past due 90 days or more and still accruing, totaled $6.9 million at September 30, 2018, compared with $12.0 million at December 31, 2017 and $7.7 million at September 30, 2017. One commercial loan, downgraded to nonaccrual status in the fourth quarter of 2017 and paid off in the second quarter of 2018, was the principal driver of the changes.

The allowance for loan losses to nonperforming loans totaled 253.1% at September 30, 2018 compared with 130.0% at December 31, 2017 and 243.3% at September 30, 2017, reflecting the changes in nonaccrual loans. The allowance for loan losses to nonperforming and restructured loans still accruing was similarly impacted and totaled 209.2% at September 30, 2018, compared with 116.1% at December 31, 2017 and 198.3% at September 30, 2017.

Classified loans, or loans rated substandard, doubtful or loss, totaled $13.8 million at September 30, 2018 (1.3% of total loans), compared with $20.0 million (2.0% of total loans) at December 31, 2017 and $21.3 million (2.2% of total loans) at September 30, 2017.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share information)	2018	2017	2018	2017

Net income	$4,016	$2,774	$11,653	$8,084
Diluted earnings per share	$0.49	$0.34	$1.41	$0.98
Cash dividends per share	$0.13	$0.10	$0.38	$0.30
Return on average assets	0.94%	0.73%	0.95%	0.74%
Return on average equity	10.97%	7.61%	10.89%	7.72%
Net interest income	$12,704	$11,081	$36,741	$32,036
Net interest margin	3.28%	3.31%	3.29%	3.34%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share information)	2018	2017	2017

Assets	$1,720,755	$1,558,849	$1,533,586
Loans, gross	1,084,941	1,010,012	981,220
Allowance for loan losses	(13,812)	(12,796)	(12,771)
Deposits	1,429,170	1,219,515	1,216,727
Shareholders' equity	145,557	144,765	144,384
Book value per share	17.36	17.34	17.30

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2018	2017	2017
Assets
Cash and cash equivalents	$41,017	$29,807	$22,474
Securities available for sale	489,356	415,308	421,455

Loans held for sale	4,765	6,089	8,217

Loans	1,084,941	1,010,012	981,220
Less: Allowance for loan losses	(13,812)	(12,796)	(12,771)
Net loans	1,071,129	997,216	968,449

Premises and equipment, net	35,922	34,809	35,225
Other assets	78,566	75,620	77,766
Total assets	$1,720,755	$1,558,849	$1,533,586

Liabilities
Deposits:
Noninterest-bearing	$187,721	$162,343	$164,481
Interest-bearing	1,241,449	1,057,172	1,052,246
Total deposits	1,429,170	1,219,515	1,216,727
Borrowings	128,896	177,391	155,474
Accrued interest and other liabilities	17,132	17,178	17,001
Total liabilities	1,575,198	1,414,084	1,389,202

Shareholders' Equity
Common stock	437	435	435
Additional paid - in capital	126,260	125,458	125,120
Retained earnings	24,529	16,042	17,264
Accumulated other comprehensive income (loss)	(5,472)	2,845	1,580
Treasury stock	(197)	(15)	(15)
Total shareholders' equity	145,557	144,765	144,384
Total liabilities and shareholders' equity	$1,720,755	$1,558,849	$1,533,586

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share information)	2018	2017	2018	2017
Interest and dividend income
Interest and fees on loans	$12,281	$10,337	$35,068	$29,392
Interest and dividends on investment securities	3,945	2,761	10,757	8,004
Total interest and dividend income	16,226	13,098	45,825	37,396
Interest expense
Interest on deposits	2,780	1,619	6,765	4,429
Interest on borrowings	742	398	2,319	931
Total interest expense	3,522	2,017	9,084	5,360
Net interest income	12,704	11,081	36,741	32,036
Provision for loan losses	200	100	600	200
Net interest income after provision for loan losses	12,504	10,981	36,141	31,836

Noninterest income
Service charges on deposit accounts	1,524	1,437	4,405	4,224
Trust, investment management and brokerage income	2,123	1,975	6,551	6,029
Mortgage banking activities	735	797	2,049	2,113
Other income	1,081	514	2,803	1,658
Investment securities gains	29	533	891	1,190
Total noninterest income	5,492	5,256	16,699	15,214

Noninterest expenses
Salaries and employee benefits	7,610	7,544	23,487	22,366
Occupancy, furniture and equipment	1,765	1,576	5,229	4,600
Data processing	661	527	1,875	1,702
Advertising and bank promotions	279	325	898	1,103
FDIC insurance	169	139	507	454
Professional services	576	945	1,504	1,938
Collection and problem loan	59	56	137	134
Real estate owned	18	41	96	49
Taxes other than income	259	211	761	659
Merger related	319	0	473	0
Other operating expenses	1,621	1,723	4,710	4,645
Total noninterest expenses	13,336	13,087	39,677	37,650
Income before income tax expense	4,660	3,150	13,163	9,400
Income tax expense	644	376	1,510	1,316
Net income	$4,016	$2,774	$11,653	$8,084

Per share information:
Basic earnings per share	$0.50	$0.34	$1.44	$1.00
Diluted earnings per share	0.49	0.34	1.41	0.98
Cash dividends per share	0.13	0.10	0.38	0.30
Weighted-average shares outstanding - diluted	8,270,607	8,239,374	8,274,016	8,215,215

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	September 30, 2018			September 30, 2017
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$13,058	$68	2.07%	$22,507	$78	1.37%
Securities	490,750	4,131	3.34	422,045	3,073	2.89
Loans	1,074,106	12,376	4.57	954,943	10,549	4.38
Total interest-earning assets	1,577,914	16,575	4.17	1,399,495	13,700	3.88
Other assets	108,976			106,840
Total	$1,686,890			$1,506,335
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$759,789	1,377	0.72	$660,980	610	0.37
Savings deposits	97,527	38	0.15	95,414	38	0.16
Time deposits	328,321	1,365	1.65	289,285	971	1.33
Short-term borrowings	63,617	332	2.07	84,228	182	0.86
Long-term debt	83,596	410	1.95	42,868	216	2.00
Total interest-bearing liabilities	1,332,850	3,522	1.05	1,172,775	2,017	0.68
Noninterest-bearing demand deposits	191,533			173,112
Other	17,323			15,846
Total Liabilities	1,541,706			1,361,733
Shareholders' Equity	145,184			144,602
Total	$1,686,890			$1,506,335
Taxable-equivalent net interest income / net interest spread		13,053	3.12%		11,683	3.20%
Taxable-equivalent net interest margin			3.28%			3.31%
Taxable-equivalent adjustment		(349)			(602)
Net interest income		$12,704			$11,081

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Nine Months Ended
	September 30, 2018			September 30, 2017
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$12,169	$169	1.86%	$13,539	$142	1.40%
Securities	470,290	11,341	3.22	418,095	9,070	2.90
Loans	1,053,654	35,343	4.48	926,556	30,036	4.33
Total interest-earning assets	1,536,113	46,853	4.08	1,358,190	39,248	3.86
Other assets	106,979			108,070
Total	$1,643,092			$1,466,260
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$739,616	3,191	0.58	$637,238	1,449	0.30
Savings deposits	98,105	115	0.16	95,004	112	0.16
Time deposits	303,749	3,459	1.52	296,468	2,868	1.29
Short-term borrowings	83,485	1,097	1.76	96,212	543	0.75
Long-term debt	83,686	1,222	1.95	25,066	388	2.07
Total interest-bearing liabilities	1,308,641	9,084	0.93	1,149,988	5,360	0.62
Noninterest-bearing demand deposits	174,896			161,040
Other	16,480			15,217
Total Liabilities	1,500,017			1,326,245
Shareholders' Equity	143,075			140,015
Total	$1,643,092			$1,466,260
Taxable-equivalent net interest income / net interest spread		37,769	3.15%		33,888	3.24%
Taxable-equivalent net interest margin			3.29%			3.34%
Taxable-equivalent adjustment		(1,028)			(1,852)
Net interest income		$36,741			$32,036

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)
	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2018	2018	2017	2017

Nonaccrual loans (cash basis)	$5,458	$4,998	$9,843	$5,249
Other real estate (OREO)	286	395	961	1,258
Total nonperforming assets	5,744	5,393	10,804	6,507
Restructured loans still accruing	1,143	1,156	1,183	1,192
Loans past due 90 days or more and still accruing	0	0	0	0
Total nonperforming and other risk assets	$6,887	$6,549	$11,987	$7,699

Loans 30-89 days past due	$1,681	$1,857	$5,277	$914

Asset quality ratios:
Total nonperforming loans to total loans	0.50%	0.47%	0.97%	0.53%
Total nonperforming assets to total assets	0.33%	0.33%	0.69%	0.42%
Total nonperforming assets to total loans and OREO	0.53%	0.51%	1.07%	0.66%
Total risk assets to total loans and OREO	0.63%	0.62%	1.19%	0.78%
Total risk assets to total assets	0.40%	0.40%	0.77%	0.50%

Allowance for loan losses to total loans	1.27%	1.26%	1.27%	1.30%
Allowance for loan losses to nonperforming loans	253.06%	268.85%	130.00%	243.30%
Allowance for loan losses to nonperforming and restructured loans still accruing	209.24%	218.35%	116.05%	198.28%

Allowance for Loan Losses Activity (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2018	2017	2018	2017

Balance, beginning of period	$13,437	$12,751	$12,796	$12,775
Provision for loan losses	200	100	600	200
Recoveries	334	55	779	138
Charge-offs	(159)	(135)	(363)	(342)
Balance, end of period	$13,812	$12,771	$13,812	$12,771

About the Company

Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry and York Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; and to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2017 Annual Report on Form 10-K and 2018 Quarterly Reports on Form 10-Q, and subsequent filings. The foregoing list of factors is not exhaustive.

If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement.  This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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